UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2017

BUILDERS FIRSTSOURCE, INC.

(Exact Name of Registrant as Specified in its Charter)

0-51357	Delaware	52-2084569
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

(Address of Principal Executive Offices)

(214) 880-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On December 14, 2017, Builders FirstSource, Inc. (the “Company”) elected to call for the redemption of all of the outstanding $367.6 million aggregate principal amount of its 10.75% Senior Notes due 2023 (the “Notes”) in contemplation of pending tax reform, which may limit the future deductibility of interest expense.  A notice of redemption has been sent by Wilmington Trust, National Association, as trustee, to all registered holders of the Notes.  The redemption date for the Notes will be December 29, 2017 (the “Redemption Date”).  The redemption price is equal to 100% of the principal amount of the Notes, plus the Applicable Premium, plus accrued and unpaid interest to, but excluding, the Redemption Date. The Applicable Premium for any Note is calculated as: (a) the present value at the Redemption Date of (i) the redemption price of such Note at August 15, 2018, which is 108.063% of the principal amount, plus (ii) all required interest payments due on such Note to and including August 15, 2018 (excluding accrued but unpaid interest, if any), computed using a discount rate equal to the applicable treasury rate at the Redemption Date plus 50 basis points, minus (b) the outstanding principal amount of such Note.

This transaction will be funded by the Company with a combination of cash generated from operations as well as borrowing on its revolving credit facility.  A certain amount of 2018 interest will be paid in 2017 with this transaction, which may marginally impact the cash flow and leverage ratio that the Company expected to achieve as of December 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.

Dated: December 14, 2017	By:	/s/ Donald F. McAleenan
	Name:	Donald F. McAleenan
	Title:	Senior Vice President, General Counsel and Secretary